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                       February 23, 2024

       Paul Weibel
       Chief Financial Officer
       5E Advanced Materials, Inc.
       9329 Mariposa Road, Suite 210
       Hesperia, CA 92344

                                                        Re: 5E Advanced
Materials, Inc.
                                                            Form 10-K for the
Fiscal Year ended June 30, 2023
                                                            Filed August 30,
2023
                                                            File No. 001-41279

       Dear Paul Weibel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation
       cc:                                              Eric Johnson